Exhibit 99.1

Liberty Latin America Completes Split-Off from Liberty Global

•	Newly listed company well-positioned to leverage world-class technology, innovation and scale

•	Value creation strategy to stem from both organic and inorganic opportunities

Denver, Colorado – January 2, 2018

Liberty Latin America Ltd. (NASDAQ: LILA and LILAK, OTC Link: LILAB) (“Liberty Latin America”), a leading telecommunications company with operations in Chile, Puerto Rico, the Caribbean and other parts of Latin America, today announced the completion of its previously announced split-off from Liberty Global plc (“Liberty Global”) and its launch as an independent, publicly-traded company. Following the successful completion of the split-off, Liberty Latin America Class A and Class C common shares are now trading on the NASDAQ Global Select Market under the symbols “LILA” and “LILAK,” respectively, and the Class B common shares are quoted on the OTC Markets under the symbol “LILAB”.

Mike Fries, Executive Chairman of Liberty Latin America and CEO of Liberty Global, commented, “The split-off of our Latin American and Caribbean operations from Liberty Global will ensure that this new company will have access to the capital and resources necessary to achieve superior financial and strategic growth. I have tremendous confidence in Balan Nair’s leadership as well as the world-class board of directors and management team we have put in place. As Liberty Latin America charts its own course going forward, it will continue to benefit from its Liberty Global heritage and will have access to key shared services and expertise across products, technology, procurement and more. The launch of Liberty Latin America is an exciting moment for all shareholders and a clear confirmation of the opportunity for value creation in the Latin American and Caribbean region.”

Balan Nair, President and Chief Executive Officer of Liberty Latin America, stated, “Today marks an important milestone for Liberty Latin America as we begin the path forward as an independent company focused squarely on the region. I see tremendous opportunity to bring world-class technology, innovation and scale to our operations, expand our network coverage, and deploy exciting new service offerings to our residential and business customers. In a region that is currently served by a highly fragmented range of operators and with customer penetration rates roughly half of more mature markets, we see significant prospects for long-term growth both organically as well as through strategic M&A.”

The split-off of Liberty Latin America forms a “pure-play” independent telecommunications company focused on Latin America and the Caribbean with:

•	6.4 million homes passed, serving 5.3 million revenue generating units (“RGUs”)[1];

•	3.7 million mobile subscribers; and

•	Annual revenue of $3.7 billion[2].

Liberty Latin America’s businesses include:

•

Cable & Wireless Communications Limited (“C&W”), a telecommunications company with operations in the Caribbean, Latin America and the Seychelles. C&W owns and operates a unique sub-sea terrestrial network that connects over 40 markets in the region;

•	VTR.com SpA (“VTR”), a leading telecommunications company and the largest cable operator in Chile;

•	Liberty Cablevision of Puerto Rico LLC, the largest cable operator in Puerto Rico (60% owned).

Distribution of Liberty Latin America Shares to Shareholders

Liberty Global effected the split-off of Liberty Latin America at 5:00 p.m., New York City time, on December 29, 2017 (the “distribution time”). Holders of Liberty Global LiLAC ordinary shares at the distribution time became entitled to receive one share of the same class of Liberty Latin America common shares for each LiLAC ordinary share held by them. Other than holders of certificated Liberty Global LiLAC ordinary shares, who must submit an exchange form and surrender their share certificates to receive their Liberty Latin America common shares, holders of Liberty Global LiLAC ordinary shares at the distribution time may expect to receive their Liberty Latin America common shares in their bank or brokerage accounts on or about January 4, 2018.

Advisors

LionTree Advisors acted as financial advisor to Liberty Global in connection with the transaction.

About Liberty Latin America

Liberty Latin America is a leading telecommunications company operating in over 20 countries across Latin America and the Caribbean under the consumer brands VTR, Flow, Liberty, Más Móvil and BTC. The communications and entertainment services that we offer to our residential and business customers in the region increasingly include “triple-play” and “quad-play” combinations of bundled services comprised of digital video, broadband internet, telephony and mobile services. Our business products and services include enterprise-grade connectivity, data center, hosting and managed solutions, as well as information technology solutions with customers ranging from small and medium enterprises to international companies and governmental agencies. In addition, Liberty Latin America operates a sub-sea and terrestrial fiber optic cable network that connects over 40 markets in the region.

For more information, please visit www.lla.com or contact:

Investor Relations: Kunal Patel            +1.786.376.9294

[1]	As of September 30, 2017. For more details, please see Liberty Global’s press release dated November 1, 2017.
[2]	Revenue presented as annualized results for the nine months ended September 30, 2017.

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